CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy, Inc.
Conference Call Transcript
February 26, 2026 10:30 am ET

Operator:
Welcome to the U.S. Physical Therapy 4th Quarter 2025 and Full Year Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speaker's presentation, there will be a question-and answer session. In order to ask a question during the session, please press the star (*) key followed by the number 1 on your telephone. Please be advised that today's call is being recorded. If you require any further assistance, please press star (*) then zero (0). I'd now like to turn the call over to Chris Reading, Chairman and CEO. Please go ahead, sir.

Chris Reading:
Thank you. Good morning and welcome, everyone, to our U.S. Physical Therapy Earnings Call this morning, where we will discuss our performance for Q4 and year ending 2025, as well as looking forward. We’ll discuss our excitement for the new year to come. With me on the call this morning are the usual cast, Carey Hendrickson, our Chief Financial Officer; Eric Williams, our President and Chief Operating officer; Graham Reeve, our Chief Operating Officer West; Rick Binstein, our Executive Vice President and General Counsel; Jason Curtis, our Senior Vice President of Finance and Accounting. Before we begin our call today, I'll ask Jason to cover a brief disclosure.

Jason Curtis:
Thank you, Chris. The presentation includes forward-looking statements, which involve certain risks and uncertainties. These forward-looking statements are based on the company's current views and assumptions. The company's actual results may vary materially from those anticipated. Please see the company's filing with the Securities and Exchange Commission for more information. This presentation also contains certain non-GAAP measures as defined in Regulation G, and the related reconciliations can be found in the Company's earnings release and the Company presentations on our website.

Chris Reading:
Thanks, Jason. This morning I'll begin with some highlights for the year, then review briefly our fourth quarter, which provided us with a strong finish to 2025, and then discuss our plan for 2026. For the year-ending 2025, adjusted EBITDA increased $13.2 million, which translates to a 16.2% improvement over the prior year period. Net revenue increased similarly, up 16.3%. That increase, includes  16% for our physical therapy business and 18% for our injury prevention businesses. Gross profit in our PT operations increased approximately 21%, and gross profit was up over 20% in our injury prevention business. Across both business lines, we saw modest margin improvement year over year. Operating income improved 18.4%.

I want to remind everyone that these results, which our team feels very good about, were delivered in an environment in 2025 with continued Medicare rate reductions, and in spite of that, across every measure, we delivered progress and a very good year overall. As you might imagine, as we look ahead into this next year, we are excited to close the book on that Medicare chapter while having some significant opportunities coming together, which we will further discuss here shortly. Fourth quarter highlights; Again, strong revenue and visit growth in our physical therapy business. Demand continued unabated into the fourth quarter, and I believe every quarter in 2025, resulted in new records for visits per clinic per day. Demand, coupled with rate improvement and cost discipline, drove a gross profit increase for the final quarter of 2025, up over 25% compared to Q4 of 2024. Also notable, since our last quarterly report, we made several acquisitions; one great one in the Pacific Northwest with a very capable team, one home care addition, and a really great, very talented and capable injury prevention team, which adds service offering capabilities to our growing injury prevention segment. Also notable is that it further strengthens our New York City presence, with a lot of excitement going for that market. On that note, very recently, we announced two significant hospital arrangements. These are very long-term arrangements, which will further improve our patient reach in these important markets, and will positively impact volume, margins, growth opportunities, along with care access as well. These strategic relationships will begin to phase-in for our 60 Metro clinics and our 10 second market facilities sometime around mid-year, with an expectation that all 70 clinics, plus what we have scheduled to open, will be under these strategic affiliations by year-end.

As discussed in our release, those original clinics will provide an enterprise lift for these two partnerships of at least $14 million in EBITDA in 2027, and a USPH portion after minority interest of over $7 million. I will let you know that we have added to our senior team to further strengthen this area of growth for us in the future, where there is a lot of excitement and growth potential. Second, for 2026, we have some very clear initiatives, which will continue to build on our success in 2025. Among them, continued rollout across our facility network of ambient listening documentation support, semi-virtualization of our front desk and intake operations, further cash-based program expansion, which gained good initial traction in 2025, a return to pressing forward with remote therapeutic monitoring after some needed and very impactful changes implemented by CMS beginning in 2026, and the continued pursuit of large market strategic hospital alliances, which is gaining steam and traction, with the two very important recent wins in discussions in multiple markets around the country. Of course, ongoing de novo and acquisition-related development in both PT and injury prevention segments for 2026. In closing, before turning things over to Carey, who I'd like to thank for his work with us over these past five years, I also want to thank the tireless work of our clinicians who deliver world-class care in nearly 800 clinics around the country, as well as in the homes of those who can't get out to see us. Every day they are delivering exceptional care that results in a world-class net promoter score from our patients, who are able to return to things that they love to do.

Our therapists, and all therapists, should be recognized as  musculoskeletal experts -- the primary care providers of musculoskeletal treatment, who every day deliver complex restorative care at an unbelievable and unmatched value. That care allows people of all ages to move again pain-free, to return to the activities that they love to do, and to return to more complete social engagement, which is also very important to mental health, as well as overall well-being. To deliver for themselves and their families an income through work and a purpose that they can again fulfill. When we think about the many, many challenges in the world today, we are blessed to have work and a purpose where we get to make the world a little better every day across the hundreds of communities we serve and the hundreds of thousands of patients who cross our thresholds each year. That feels really, really good, and I just want our partners and all of our caregivers to know how very grateful all of us are for your care and service. In closing, let me say how very excited we are for the year ahead. We've worked tirelessly these past few years with a lot of headwinds in our face, and despite that, we found a way to grow, as well as to make significant additions and improvements that will strengthen us for our future. These established, as well as newly announced initiatives, will begin to bear fruit for us in the year to come and accelerate greatly, especially in the hospital focus area, for 2027. Thank you for your belief in our team and our vision. We appreciate your support greatly. Carey, go ahead and give us a deeper dive on our financial performance before we open it up for questions or comments. Again, thank you.

Carey Hendrickson:
Will do. Thank you, Chris, and good morning, everyone. As Chris noted, 2025 was an excellent year for USPH from really every standpoint and particularly from a financial standpoint. Importantly, the efforts we made on key initiatives in 2025, that Chris noted in his remarks, set USPH up for even greater growth and financial results in 2026 and beyond. Let me highlight a few performance metrics that drove our strong results in the fourth quarter and full year 2025. Our average visits per clinic per day in the fourth quarter was 32.7. That's the highest fourth quarter volume per clinic per day in our company's history. Chris noted the consecutive numbers of record-level quarterly visit numbers. It's actually seven consecutive quarters that we've had a record number of visits on a per day basis.

For the full year of 2025, our average visits per clinic per day was 32.2, which was a record annual volume number. Our total patient visits increased 11.2% year over year, with the full year of the Metro acquisition in New York that we made in late 2024 and other additions made in 2025, along with a 1.5% increase in visits at our mature clinics. Despite the 2.9% Medicare rate reduction affected throughout 2025, our net rate per patient visit increased 1% from $104.71 in full year 2024 to $105.76 in full year 2025, with our net rate accelerating through the year and ending at $106.49 for the fourth quarter, which was an increase of 1.7% from the previous year's fourth quarter. We maintained good control of our total physical therapy operating costs, which were down $0.50 per visit in the fourth quarter and up only 1.1% for the full year. Our IIP income grew by double digits again this quarter, up 11.5%, and up 20.2% for the full year of 2025. That 11.5% is pure organic growth, and the 20.2% has some acquisition in it from the first part of the year. Finally, our adjusted EBITDA increased $3 million from $21.8 million in the fourth quarter of 2024 to $24.8 million in the fourth quarter of 2025, while our full year adjusted EBITDA increased 16.1% from 2024 to 2025, from $81.8 million to $95 million. Turning to patient volumes, we recorded 1,560,603 clinic visits in the fourth quarter, along with 32,733 home care visits. Our average visits per clinic per day was 32.8 in October. It was 33.5 in November, and then 31.7 in December.

Our home care visits continued to build nicely through the year, moving from 22,943 in the first quarter of 2025 to  almost 33,000 home care visits in the fourth quarter. As I noted, our net rate per patient visit for the fourth quarter was $106.49 compared to $104.73 in the fourth quarter of 2024, and all three months in the fourth quarter of 2025 were above the $106 mark. Our physical therapy revenues were $173.8 million in the fourth quarter of 2025, which was an increase of $20 million, or 13% from the previous year. Physical therapy operating costs totaled $138.6 million in the fourth quarter, an increase of $12.9 million, or 15.3%, compared to the same quarter last year. Importantly, as I noted, we managed costs effectively. Our salaries and related costs per visit decreased by 1.1% in the fourth quarter, from $62.85 per visit in the fourth quarter of 2024 down to $62.15 in the fourth quarter of 2025. Our total operating costs per visit decreased 0.6% in the fourth quarter, moving from just above $86.00 last year to $85.56 this year, which we view as a particularly strong result given the inflationary environment. Our physical therapy adjusted growth margin was 20.5% in the fourth quarter, which was up almost 200 basis points from 18.6% in the fourth quarter of 2024. Our IIP team delivered another strong performance in the fourth quarter. IIP net revenues increased $2.3 million, or 8.7%, compared to the same quarter last year, while IIP income rose $510,000, or 11.5%.

Importantly, this fourth quarter growth in injury prevention is all organic. We didn't make any IIP acquisitions between the fourth quarter of 2024 and the fourth quarter of 2025. Our IIP margin for the fourth quarter increased from 16.7% in the fourth quarter of 2024 to 17.1% in 4Q25. Our corporate costs remained in line with expectations. Corporate expenses were 8.5% of net revenue in the fourth quarter, and they were 8.6% of net revenue for the full year. As I mentioned on the third quarter earnings call, we're in the process of implementing a new enterprise-wide financial and human resources system. We started the implementation process in September of 2025 with a go-live on the new system targeted for January 1, 2027. During the fourth quarter, we incurred about $600,000 in implementation costs related to this project. Consistent with our practice for similar non-recurring items, we add those costs back to our adjusted EBITDA calculation. One note on GAAP EPS., It includes the change in the revaluation of our noncontrolling interest, and this revaluation is not included in our net income, but it is included in the calculation of GAAP EPS. It’s counterintuitive. Counterintuitively, when our partnerships perform well, our redeemable non-controlling interest increases, and that change, resulting from improved performance, reduces our GAAP EPS. The short summary is that the better we do, the worse our EPS looks. GAAP EPS is the only metric that includes that reevaluation of our non-controlling interest.

As I noted earlier, our adjusted EBITDA increased by $3 million in the fourth quarter of 2025 over the previous year quarter, and our full-year adjusted EBITDA increased $13.2 million, or16.1%, in 2025 versus 2024. Operating results for the fourth quarter were $10.2 million, an increase of $2.5 million, from $7.8 million in previous year, and on a per-share basis, our operating results were $0.67 compared to $0.51 at the same quarter last year. Our balance sheet remains in excellent shape. We currently have $131 million on our term loan with the swap agreement in place that fixes interest rate at 4.77% through mid-2027. In addition, we have a $175 million revolving credit facility with $30.5 million drawn at the end of the year, and we ended the quarter with $35.6 million in cash.

Looking to 2026, we currently expect adjusted EBITDA to be in the range of $102 million to $106 million for 2026. That includes $2.5 million in incremental revenue related to the Medicare rate increase that went into effect on January 1 of 2026. We included the modest amount in our guidance related to the hospital affiliation that Chris talked about in his remarks, given that the affiliations will begin mid-year of 2026, and then they’ll phase in over the second half of the year. We’re very positive about the contribution these agreements will make to our revenue, our EBITDA, and our margins when they are fully implemented. When fully implemented, which we expect to happen by year-end 2026, these two hospital affiliation agreements are expected to contribute at least $14 million, on a combined basis, to our PT revenue and income, with the corresponding impact to USPH at the adjusted EBITDA of at least $7.3 million reflecting our ownership interest in these two partnerships.

With that, I’ll turn the call back over to you Chris.

Chris Reading:	Yes. Thanks Carey, great job. Okay operator, we want to go ahead and open it up for questions and comments.

Operator:
Thank you. If you’d like to ask a question, press star (*) one (1) on your keypad. To leave the queue at any time, press star (*) two (2). Once again that is star (*) one (1) to ask the question. We’ll go first to Larry Solow with CJS Securities. Your line is now open.

Larry Solow:
Great. Good morning, Chris. Good morning, Carey. The first question, is just on the strategic alliances. So, regarding the move for outsourcing the physical therapy services, or just a general move from and across hospitals generally to outsource medical and other services to outside facilities, is that what’s helping to drive the motivation from the hospital side? And then, second question on that is that it sounds like lots of opportunities, so just curious, when you build this summary, this $14 million number, does that just assume current volumes that you expect, or how do you get to that, and are there other opportunities, I imagine there a lot, across the country? Thanks.

Chris Reading:
Yes. So, second part of the question, the numbers that we provided, do assume current volumes and not additional facilities, and there will be additional facilities planned. In these relationships, there are additional facilities planned. So, that will be additive. The motivation on the hospital is multi-part. One, it gives them a much broader reach with the Metro facilities. It’s between – and this is just on an historic basis, between 500,000 and 600,000 visits in a year across the 60-facility network, which gives them a lot of patient reach, as I mentioned earlier, patient interaction, and the efficacy, and how the patients feel about the care at the end of it is outstanding. So, that accrues to the hospital’s benefit as well. And then, it just helps them in their musculoskeletal product line in general, further cement that important product line. So, it’s kind of a multi-part reason, and we’re excited about it. We’re going to do more of these, for sure.

Larry Solow:
Okay. I guess, a question for Carey, just in terms of – this sort of concern that in the market, there are some rate inflationary pressures and stuff, and that there may be a slowdown in PT volumes. Again, your wage inflation, your numbers are pretty strong there, so just curious of any thoughts as you look out into 2026. And just on the volume side, I noticed mature clinics continue to be a little bit slower. Any thoughts on that, and just overall volume outlook as you look out to 2026. Thanks.

Carey Hendrickson:
Sure. Thinking about the first question, the salaries, I mean, we’ve got a normal kind of inflationary number in our budget for 2026 related to salaries. We don’t see any particularly high pressure on wages. We’re always trying to do what we can to attract the best physical therapists to our operations, but we feel like we can control that number again in 2026, just like we did in 2025, and have those controls. So, feel good about that. Remind me what the other question was, Larry, I’m sorry.

Larry Solow:	Just on the mature clinics being a little slower, and then overall volume outlook.
Carey Hendrickson:

Oh, yes. The volumes actually picked up in the fourth quarter on our mature clinics. So, we were really pleased to see that. We had a 2.6% percent increase in visits in our mature clinics in the fourth quarter. That’s beginning to build some momentum, and I feel like – we feel good about that as we head into 2026. Yes, it was stronger in the fourth quarter than it has been in any of the other quarters this year.

Larry Solow:	Okay. Thanks…

Chris Reading:
Larry, I’m going to tell you that the initiatives around the virtualization of the front desk will make those more efficient, and that efficiency will translate through to cost. The AI documentation, as that gets fully rolled out, will impact both the revenue production as well as cost on an incremental basis. So, those things alone, as we scale, along with remote therapeutic monitoring, which will have a revenue impact, again, on an equivalent basis, those things will help us to balance the cost and revenue side of things. With the hospital relationships, again, which we’ll phase-in in time, we do expect margin expansion there. So, I think we’re good.

Larry Solow:	Got you. Okay, great. I appreciate the call. Thanks, guys.

Operator:	Thank you. We’ll go next to Mike Petusky with Barrington Research. Your line is now open.

Chris Reading:	Morning, Mike.

Mike Petusky:	Hey, good morning.

Carey Hendrickson: Good morning, Mike.

Mike Petusky:
Hey, good morning, Carey. I guess just in terms of pricing, obviously the price tailwind in the quarter is great, considering the Medicare bump didn’t start within that quarter. I’m just curious, as you look out at the non-Medicare pricing, I mean, is 1.5% to 2% positive a reasonable guesstimate for what that part of your business could be in addition to the 1.75% from Medicare? I mean, is that the right way to think about it?

Carey Hendrickson:
Mike, yes, I think that we can achieve something in that range. The 1.5% to 2% on everything that is not Medicare, and then the 1.75% is the increase in Medicare rates. Just one note on that, that applies, the 1.75% increase, to all of our traditional Medicare visits and then a portion of our Medicare advantage visits. Not all of those are necessarily tied to the current CMS schedule. So, all in all, for us, it’s probably overall about a 1.1% increase for Medicare overall. But the increase is approximately 1.75% on the ones that it applies to.

Mike Petusky:
Okay, great. That’s actually helpful. Then just in terms of workers’ comp, I know that can be helpful in terms of pricing as well. Can you just, I guess, give us the payer mix and then any comments around workers’ comp and progress or lack thereof? Thanks.

Carey Hendrickson:
Sure, yes. Actually, very consistent with the third quarter. Our payer mix was – our commercial was just above 48%, Medicare just a little above 33%, workers’ comp was 9.7%, and then there’s the rest. Those are the three biggest categories. The volume, the number of visits for workers’ comp was really right in line with the third quarter. So, a very similar mix of visits and then of revenue in the fourth quarter than the third quarter. Each of our categories in the fourth quarter of 2025 increased by double-digit amounts from the fourth quarter of 2024. So, all of them increased between 10% and 15%. So, that was good. There's no rate shift mix that impacted our rate really in the fourth quarter.

Mike Petusky:
Okay, great. Last one, if I could just sneak one quick one in. In terms of the gross margin in injury prevention, you showed a year-over-year increase, but sequentially it was down quite a bit. I'm just curious, I know you signed some larger deals that are lower margin, but is there a new normal there that we should be thinking about in terms of gross margin or is there some kind of seasonality at play here? Can you guys just talk about what's going on inside of the gross margin piece of injury prevention?

Chris Reading:
Yes, I'll go ahead and take that. So, we have a couple of things which make your all's job a little bit harder and it's generally - it's good news, but we did sign a couple of big contracts, really big contracts, that probably were - that definitely will provide us with more profitability but may be a little margin dilutive. One of those contracts started really in the fourth quarter where we had to staff up for that, Mike, and add a significant number of staff ahead of the revenue generating part when each of these contracts actually go live. So, there's got to be enough staffing and training. So, that squeezed us a little bit and then just in general, I'll remind everybody that from a seasonal perspective, fourth quarter is usually a little bit light because in some of these big manufacturing facilities, these manufacturers go dark for a week or several weeks in some cases right at year-end. So, that combination maybe gives the appearance of a little pressure, but we feel good about where we're headed. And I will say that the acquisition that we did in New York on the injury prevention side, again, different business, different segments, gives us a wider ability to serve a broader group of patients. Really, really strong margin profile there.

Mike Petusky:	All right. Excellent. Hey, thanks. Great quarter and particularly congrats on those hospital deals. They sound very exciting. Thanks.

Chris Reading:	Yes. Thanks, Mike.

Carey Hendrickson: Thanks, Mike

Operator:	Thank you. We'll go next to Joanna Gajuk with Bank of America. Your line is now on.

Chris Reading:	Good morning, Joanna.

Joaquin:	Hey, this is Joaquin on for Joanna. So, I wanted to ask about the 2026 guide. What do you guys assume for same store revenues?
Carey Hendrickson:
Same store revenues? Well, we typically don't break that out in our guides, but we would say - I would say we expect our visits to be - our visits and our rates combined to be somewhere around a 3% increase in same store is what we're looking at for both, because we've got a little more rate momentum this year in 2026 given the Medicare rate increase. So, we're hopeful we can get somewhere between that 2.5% to 3% level.

Joaquin:	Okay, thanks. And then just last one. How much is deal contribution in the guide? If you guys can draw to any color on that. Thank you.
Carey Hendrickson:
Yes. We don't specifically break that out. We have two acquisitions that we included in there. The ones we've made this year already, and that's the only acquisitions we have in there. That is one PT group and then the IIP group. So, what I would do for that is look at the revenue that we provided in our guidance - in our releases related to those two items -- and assume a margin on that and that's about what the impact would be in our 2026 guide. As Chris noted, the margin on that IIP business is a bit higher than our normal margins, though, in that business.

Joaquin:	Thank you.

Operator:	Thank you. And as a reminder it is star (*) and one (1) if you'd like to ask a question. We'll go next to Constantine Davides with Citizens. Your line is now open.

Constantine Davides: Good morning.

Carey Hendrickson: Hi, Constantine.

Constantine Davides: Hey, Carey. On the hospital alliances, just a few questions. First on rate, are these the provider-based outpatient rates? Is that how we should be thinking about those? Second, is there a profit headwind in the first part of the year as you work to stand those up by midyear? If so, can you quantify that for us? Then lastly, are these exclusive relationships? Are you the only independent outpatient provider that's going to be in their networks?

Chris Reading:
So, let me walk through. No profit headwind as we stand them up. We continue to have strong operations in these markets. There will obviously be a lot of work involved on both - with our hospital partner and us, but no profit headwind. In terms of the rate, you should think about it as a hospital outpatient rate, not a traditional outpatient rate and - I'm trying to remember the last part of that question, the one I didn't get.

Constantine Davides: Yes. Are they exclusive?

Chris Reading:	Oh, exclusive. Yes. We'll be the partner for these hospitals with respect to the outpatient business as it will kick off and then grow and expand forward.

Constantine Davides: And how should we think about that rate relative to your blended average today around 106?

Chris Reading:
I don't know that we're prepared to speak to it with a lot of granularity because the rate is going to vary by market pretty considerably, just like it does within our own PT portfolio, but meaningfully better. What we've done instead is really directed you, as Carey and I both mentioned, to the EBITDA contribution on a very base case basis in 2027. So, while we don't speak to rate directly, which is going to bounce market to market, we do have a very good insight in terms of what the contribution will be in terms of lift.

Constantine Davides: Got it. With respect to IIP, in your prepared remarks, you mentioned new service offering capabilities with that recent acquisition. I'm just wondering if you can expand a bit on that.

Chris Reading:
Yes. So, just broadly speaking, over the years, we started this IIP business in early 2017. We did a couple of things primarily. We did some ergonomic work, which is a small but important part of our business, engineering and retooling, and those kinds of things. Then we did what we call industrial sports medicine or the prevention part of our business, largely with athletic training and PT staff embedded, not to provide treatment but to prevent injuries. Over the years, with a variety of different acquisitions, really every year, we've been able to broaden our service offering to include full service medical clinics and testing around the country on a post offer basis. This most recent acquisition provides us different testing capability. In New York, particularly, and in many of our largest cities around the country, there are a massive number, tens and hundreds of billions of dollars worth of infrastructure projects. Those infrastructure projects are everything from sandblasting some of our nation's most important and oldest steel bridge structures. That sandblasting creates lead exposures and a variety of different things. Tunneling underground for subway expansion and a whole host of things.

We have in this business a mobile network of facilities that serves these infrastructure themes and projects in a variety of testing; OSHA testing, DOT testing, various exposures, drug and alcohol testing to ensure that the work-site places, workplaces are safe and the environment overall is safe. We do physicals and physical demand and other things. That general capability, that blood work and related testing, we haven't done before. We're in the process of knitting together and overlaying our injury prevention relationships to see where and how we might be able to cross-pollinate those a bit more. So, we're excited. It's a great team and it's a great business. It's got, like I said, great margins, new for us in terms of this particular aspect of testing that we're excited about, but it just builds on what we've been doing over the last seven, eight, nine years.

Constantine Davides: Do you have a - that's interesting color on the medical front. Do you have a preference at this point for M&A between the two segments? I mean, obviously you have a lot going on rolling out the hospital partnerships, but just wondering if you could talk about your M&A pipeline preference between the two segments and then I guess within PT, is there anything kind of chunkier out there along the lines of a Metro or should we be thinking about those opportunities as maybe single-digit clinic type opportunities? Thanks.

Chris Reading:
Yes. So, preference, I'm a little bit agnostic, but I'll tell you, and I'm going to qualify this a little bit, injury prevention naturally, by virtue of the fact that injury prevention has a little bit better embedded organic growth. We start with an employer, a location, or maybe a few locations, and these employers sometimes are national employers. So, you start with the worst problem and then you grow with them over time because the organic part of that is really good. The challenge in injury prevention is that there aren't that many companies to go buy and we're trying to meet everybody that we can meet and be aware of all of these. Some of which occur quietly in niches in the market and so we love injury prevention. There aren't as many deals there as there are in PT. Of course, historically and forever, we're a PT company and so we're still finding great opportunities there.

In terms of the size, I'll point to two different directions that will be our company's focus. We're going to continue to look for opportunities like a Metro particularly in markets where we may be able to then, as we've done with Metro, loop in a hospital partner and further strengthen that marketplace. There'll be this year at some point, and I don't know what our participation will be necessarily, but we know that there are going to be a number of deals that come forward in this year. We continue to be active in both areas and then around the hospital side, in general. Think about it this way, so we'll take New York, for instance, without the hospital affiliation and prior to the hospital affiliation, compared to smaller private practices in and around the area that we operate in New York City, we typically enjoyed anywhere from a $20.00 to $30.00 higher net rate per visit than our smaller competitors. So, we are able, at a very efficient level, to buy smaller clinics but have them be immediately accretive and impactful. There will even be greater opportunity as we layer in these hospital relationships and so, you're going to see pieces, parts of all of that show up in our financials.

Operator:	Thank you. And we'll move next to Jack Slevin with Jefferies. Your line is now open.

Jack Slevin:	Hey, good morning, guys, and thanks for taking the questions.

Chris Reading:	Hey, Jack.

Jack Slevin:
A lot of mine have been asked so far, I guess, maybe to just take a step back. The margins are up year-over-year in the quarter for the whole business. They've been in a bit of a decline and obviously, the Medicare rate has been part of that, as well as labor inflation. I guess, looking forward, and a lot of exciting opportunities you have in front of you at the clinic level on efficiencies and other things, I guess I'd love to just get your perspective on what we should be looking for if we're to think that margins could possibly impact going forward or sort of how you wrap your head around that equation. Thanks.

Chris Reading:
Yes. So, this year, and I don't know that I can - I'm not necessarily prepared to quantify it exactly. We've factored the margin improvement in our guidance. This year, we'll see, I think, some modest improvement. Next year, as these hospital agreements kick in, we'll see that accelerate. The goal is, particularly with more hospital arrangements, to get margins back up where they were a number of years ago before we had the Medicare headwinds and some of the other challenges. So, we have work to do to get there, but we're going to see forward movement that will begin to accelerate in 2027.

Jack Slevin:	Got it. I'll leave it at that. I appreciate the answer, Chris.

Chris Reading:	Thanks, Jack.

Operator:	Thank you. And at this time, there are no further questions in queue. I will now turn the meeting back to our presenters for any additional or closing remarks.

Chris Reading:
Okay. Thanks, operator. Listen, thank you, everyone, for your time this morning. As always, Carey and I will be available over the next couple of days. I know the week after next, I'm beginning to speak, we probably both are, we have some conferences coming up, but you can get us on the phone. Appreciate your time today. And again, thank you for your support. Have a great day.

Operator:	Thank you. This brings us to the end of today's meeting. We appreciate your time and participation. You may now disconnect.

END